SUB-ITEM 77K


June 13, 2001


Securities and Exchange Commission
Washington, D.C. 20549



We Were previously accountants for AIM International Funds, Inc. and, under the date of December 6, 2000, we reported on the financial statements of the portfolios of AIM International Funds, Inc. as of and for the period ended October 31, 2000. On December 28, 2000 we resigned. We have read AIM International Funds, Inc.'s statements included under Sub-Item 77K in its Amended Form N-SAR and we agree with such statements.


Very truly yours,


/s/ KPMG LLP